UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2015

Starwood Hotels & Resorts Worldwide, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	1-7959	52-1193298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One StarPoint, Stamford, Connecticut	06902
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 964-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Thomas B. Mangas has been named Chief Executive Officer of Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company”), effective December 31, 2015.  The appointment follows the resignation, effective as of close of business on December 30, 2015 (the “Separation Date”), of Adam M. Aron as Chief Executive Officer on an interim basis of the Company and as a member of the Company’s Board of Directors.  In addition, Alan M. Schnaid was appointed Chief Financial Officer, also effective December 31, 2015.

In connection with the promotions of Messrs. Mangas and Schnaid, the Company has entered into a revised offer letter with each of them.

Under the terms of the revised offer letter with Mr. Mangas, his annual base salary is $1,000,000 and his annual incentive bonus target is 150% of base salary, his actual incentive award, if any, being based upon a variety of factors, including Company and division performance and achievement of specified performance criteria to be established and approved by the compensation committee of the Company.  Mr. Mangas is also entitled to participate in the Company’s long-term incentive program and, in 2016, no later than March 15, 2016, will be granted one or more awards having an aggregate value equal to $3,500,000 on the date of grant, subject to certain terms and conditions of such grants, including continued employment with the Company on the grant date of the award.

Under the terms of the revised offer letter with Mr. Schnaid, his annual base salary is $500,000 and his annual incentive bonus target is 75% of base salary, his actual incentive award, if any, being based upon a variety of factors, including Company and division performance and achievement of specified performance criteria to be established and approved by the compensation committee of the Company.  Mr. Schnaid is also entitled to participate in the Company’s long-term incentive program and, in 2016, no later than March 15, 2016, will be granted one or more awards having an aggregate value equal to $1,125,000 on the date of grant, subject to certain terms and conditions of such grants, including continued employment with the Company on the grant date of the award.  In addition, Mr. Schnaid’s severance in connection with a qualifying termination following a change in control of the Company was increased from 1.0 to 1.5 times his base salary and average bonus over the three fiscal years prior to termination and the period during which he is eligible to receive continued welfare benefits following such a termination was increased from 12 to 18 months.

The revised offer letters between the Company and Messrs. Mangas and Schnaid are attached as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.

In connection with Mr. Aron’s departure as Chief Executive Officer on an interim basis, the Company has entered into a separation agreement with him.  Pursuant to the separation agreement, Mr. Aron will receive all accrued benefits including any unpaid base salary, accrued and unused vacation pay and unreimbursed expenses.  In addition, the Company shall pay Mr. Aron an annual incentive bonus for 2015 (based on his target bonus of $2,000,000 and calculated based on the Company’s achievement of applicable performance metrics in 2015) no later than March 15, 2016.  As soon as practicable after the Separation Date, the Company shall also grant Mr. Aron 70,019 shares of Company common stock and all other equity-based awards held by Mr. Aron will immediately vest on the Separation Date.  The equity grant is in satisfaction of the Company’s obligation with respect to Mr. Aron’s 2015 equity award, which he has not yet received.  Mr. Aron has also executed a customary general release of claims against the Company and its affiliates, directors, officers and employees.

The separation agreement between the Company and Mr. Aron is attached as Exhibits 10.3 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.	Description

10.1	Offer Letter with Thomas B. Mangas
10.2	Offer Letter with Alan M. Schnaid
10.3	Separation Agreement with Adam M. Aron

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Date: December 22, 2015	By:	/s/ Kristen W. Prohl
		Name:	Kristen W. Prohl
		Title:	Vice President, Chief Regulatory Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter with Thomas B. Mangas
10.2	Offer Letter with Alan M. Schnaid
10.3	Separation Agreement with Adam M. Aron